Exhibit 99.1

News Release

BPZ Resources Inc. Promotes Richard S. Menniti to Chief Financial Officer

HOUSTON, Aug. 16, 2011 (GLOBE NEWSWIRE) — BPZ Resources, Inc. (NYSE:BPZ), an independent oil and gas exploration and production company, today announced the promotion of Richard S. Menniti to Chief Financial Officer.

Mr. Richard (Rick) Menniti joined the Company in September of 2010 as Director of Corporate Finance and was named interim Chief Financial Officer in July of 2011.  Mr. Menniti has broad energy and finance experience which includes management assignments in the U.S and abroad during his 30-year career with Royal Dutch Shell plc companies. His last position before leaving Shell was Treasurer of Shell Oil Company.  Mr. Menniti is a Certified Public Accountant, a Certified Management Accountant, a Certified Treasury Professional, and holds a Masters of Business Administration.

Manolo Zúñiga, President and CEO of BPZ Resources, Inc., commented, “In addition to the required professional competencies, one of the key characteristics we were looking for was leadership, and Rick’s performance since he joined the Company has exemplified this attribute. He has helped complete a number of key projects, including two very important financings, implementation of a new accounting system, coordination of planning and budgeting initiatives, and active participation in the Block Z-1 partnering process. The decision to name Rick to this key position comes at an important time as the Company continues to move forward with its five key initiatives to help grow shareholder value. Rick will play an integral role in this process and we welcome him as the newest member of the executive leadership team.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc., is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. Please visit the Company’s website at www.bpzenergy.com for more information.

CONTACT:	A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com